UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 9, 2013

CEMPRA, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-35405	45-4440364
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6340 Quadrangle Drive, Suite 100, Chapel Hill, NC	27517
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (919) 313-6601

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(e) On August 9, 2013, Cempra, Inc. entered into an employment agreement with Dr. Prabhavathi Fernandes, our President and Chief Executive Officer. Pursuant to the employment agreement, we will pay Dr. Fernandes an annual base salary of $447,200.00. She will also be eligible for an annual target bonus opportunity of not less than 50% of her base salary pursuant to our target bonus program for executive officers. During the term of the employment agreement, we must use our best efforts to cause Dr. Fernandes to be elected as a member of our Board of Directors. The employment agreement has an initial term of five years and may be extended for additional one-year periods upon the mutual written agreement of Dr. Fernandes and our Board of Directors. Dr. Fernandes will be entitled to four weeks paid vacation per year. The employment agreement prohibits Dr. Fernandes, during the term of her employment with us and for 18 months thereafter, from competing with us in North America or soliciting any of our employees, consultants or independent contractors to terminate their employment or contracting relationship with us.

The employment agreement is terminable upon Dr. Fernandes’s death or disability or upon its non-renewal, in which event we will pay her base salary through the date of termination, plus a pro rata share of her target bonus based upon the average percentage achievement of target objectives for the prior three years. If we terminate the employment agreement without “cause” (as defined in the employment agreement) or Dr. Fernandes terminates it with “good reason” (as defined in the employment agreement), then we will pay her base salary through the date of termination, plus a pro rata share of her target bonus based upon the average percentage achievement of target objectives for the prior three years. In addition, if (i) termination of her employment results in Dr. Fernandes incurring a “separation from service” as defined under Treasury Regulation 1.409A-1(h), (ii) she has not breached the employment agreement, and (iii) she executes and does not revoke within 60 days a general release of claims against us, we will pay Dr. Fernandes (a) an amount equal to her then-current base salary for a period of 18 months, (b) one and one-half times her target bonus based upon the average percentage of achievement of target objectives for the prior three years, payable in 18 equal monthly payments, plus (c) reimbursement of her COBRA premiums for the lesser of 18 months or until she becomes eligible for insurance benefits from another employer. If Dr. Fernandes dies prior to receiving any or all payments or benefits due her under the employment agreement, then we will pay them to her estate. Upon termination of Dr. Fernandes’s employment under the agreement for any reason, she shall be deemed to have resigned as a director of our company, effective as of the date of termination.

We also entered into a change in control severance agreement with Dr. Fernandes. Pursuant to the severance agreement, if Dr. Fernandes’s employment is terminated without “cause” (as defined in the severance agreement) or she resigns for “good reason” (as defined in the severance agreement) within 12 months of a “change in control” of our company (as defined in the severance agreement), then, provided (i) such termination results in Dr. Fernandes incurring a “separation from service” as defined under Treasury Regulation 1.409A-1(h), (ii) Dr. Fernandes has not breached the severance agreement, the previously executed confidentiality and assignment of inventions agreement or any of the non-compete or non-solicitation provisions of the employment agreement, and (iii) conditioned upon her execution of an effective release, (and without duplication of any severance payments or benefits under her employment agreement), we will pay Dr. Fernandes (a) an amount equal to her then-current base salary for a period of 24 months, (b) two times her target bonus based upon the average percentage of achievement of target objectives for the prior three years, payable in 24 equal monthly payments, plus (c) reimbursement of COBRA premiums for the lesser of 24 months or until she becomes eligible for insurance benefits from another employer. In addition, all of Dr. Fernandes’s outstanding and unvested stock options and other equity in our company would become immediately and fully exercisable. If her employment is terminated due to her death, “disability” (as defined in the severance agreement, for “cause”, she resigns without “good reason” or the term of the severance agreement expires without renewal, Dr. Fernandes will not be entitled to any additional compensation under the severance agreement beyond that which had accrued as of the date of termination. The employment agreement provides that no compensation or benefit that qualifies as a nonqualified deferred compensation plan under Section 409A of the Internal Revenue Code of 1986, as amended, or the Code, will be paid or provided to Dr. Fernandes before the day that is six months plus one day after the termination date. In addition, if an excess parachute payment would be made to Dr. Fernandes in the event of a change in control, we may, at our election, reduce the amounts to be paid to Dr. Fernandes to the extent necessary to avoid its treatment as an excess parachute payment under the Code.

The foregoing description of Dr. Fernandes’s employment agreement and severance agreement is qualified in its entirety by reference to the full and complete terms contained in the agreements, which are filed as Exhibits 10.16 and 10.17, respectively, to this report and are incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.16	Form of Employment Agreement by and between Cempra, Inc. and Prabhavathi B. Fernandes, Ph.D.

10.17	Form of Change in Control Severance Agreement by and between Cempra, Inc. and Prabhavathi B. Fernandes, Ph.D.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CEMPRA, INC.

Date: August 13, 2013	/s/ Mark W. Hahn
Name: Mark W. Hahn
Title: Chief Financial Officer